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*** PT/PTIF launch consent solicitation via Barc/BofAML ****

Today, Portugal Telecom, SGPS, S.A. (“PT”) and Portugal Telecom International Finance B.V. (together with PT, the “Issuers”) gave notices to holders of their outstanding EUR 750mn 4.125% Exchangeable Bonds due 2014 (the “Exchangeable Bonds”) (XS0309600848) and EUR 400mn 6.25% Notes due 2016 (the “PT Notes”) (PTPTCYOM0008) to consider and, if thought fit, approve certain Proposals with respect to the Exchangeable Bonds and PT Notes, by separate Extraordinary Resolutions (the “Consent Solicitation”). The Consent Solicitation is made on the terms and subject to the conditions contained in a consent solicitation memorandum (the “Consent Solicitation Memorandum”). Capitalised terms used and not otherwise defined in this announcement have the meanings given to them in the Consent Solicitation Memorandum.

The Issuers are seeking the consent of holders of the Exchangeable Bonds and PT Notes to the Proposals in order to successfully reorganise the Issuers’ outstanding bond debt ahead of the combination of the businesses of PT and Oi S.A. (“Oi”) (the “Business Combination”), including the increase of Oi’s share capital through a contribution in kind by PT as well as a subscription for cash by investors (the “Capital Increase”).

PT will host a conference call on Monday, 10 February at 15:00 (Portugal/UK), 16:00 (CET), 10:00 (US/NY) on +1-201-689-7817 (outside the US) and 877-269-7756 (US/Canada toll free). A replay will be available for one week on +1-201-612-7415 (outside the US) and 877-660-6853 (US/Canada toll free), conference ID 13575735.

The Proposals will, if approved and implemented, modify the Conditions and the Trust Deed applicable to each targeted Series, including (among others) the addition of an unconditional and irrevocable guarantee from Oi. In the case of the Exchangeable Bonds only, the Proposals, if approved and implemented, will also release and discharge PT and PTC from all of its obligations under the relevant Keep Well Agreements and amend the Exchange Right. In the case of the PT Notes only, the Proposals, if approved and implemented, will also substitute, in place of PT, PT Portugal SGPS, S.A. as issuer and principal obligor. Holders of the Exchangeable Bonds and the PT Notes are also asked to waive any and all Events of Default that may be caused by the Capital Increase and/or the Business Combination.

Holders of Exchangeable Bonds and PT Notes who have delivered a Consent Instruction in favour of an Extraordinary Resolution will be eligible to receive either (i) the Early Voting Fee of 0.40% of principal amount if the Consent Instruction is received by the Early Voting Deadline, or (ii) the Late Consent Fee of 0.15% of principal amount if the Consent Instruction is received after the Early Voting Deadline but prior to the Expiration Deadline. The Early Consent Fee will be paid in two instalments of 0.15% on the First Payment Date and 0.25% on the Final Payment Date, and the Late Consent Fee will be paid in one instalment on the Final Payment Date. Payment of the consent fees is subject to the Payment Conditions, being principally the approval of the relevant Extraordinary Resolution in respect of the Early Consent Fee and the completion of the Capital Increase in respect of the Late Consent Fee.

The Early Voting Deadline is 5:00 p.m. (LND) on 21 February 2014 and the Expiration Deadline is 5:00 p.m. (LND) on 26 February 2014, in each case unless extended or amended at the sole discretion of the relevant Issuer. The Meetings will take place on 3 March 2014. Results of the Meetings will be announced as soon as reasonably practicable after the final Meeting has concluded.

The Solicitation Agents are Barclays (+44 (0)20 3134 8515; eu.lm@barclays.com) and BofA Merrill Lynch (+44 (0)20 7995 3715 / +44 (0)20 7996 0867; john.m.cavanagh@baml.com  / karl.bystedtwikblom@baml.com). The Tabulation Agent is Lucid Issuer Services Limited (+44 20 7704 0880 or pt@lucid-is.com).

This announcement must be read in conjunction with the Consent Solicitation Memorandum.